EXHIBIT 99.1

The Joint Corp. Increases Corporate Clinic Portfolio by Two, to Reach 57

Acquires Clinic in South Carolina Market, Expanding New Corporate Market

Opens Greenfield in El Cajon, Broadening the San Diego Portfolio

SCOTTSDALE, Ariz., Aug. 05, 2019 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager and franchisor of chiropractic clinics, acquired one franchised clinic and opened one greenfield clinic, increasing the number of company-owned or managed clinics to 57.

The purchased clinic is located in Myrtle Beach, South Carolina and adds to three units acquired last month in the Georgia/South Carolina region, where The Joint has established a corporate clinic cluster. The newly built greenfield clinic is in El Cajon, California.

“Executing on our goal to accelerate the expansion of our corporate portfolio, we have opened four greenfield clinics and acquired six clinics from franchisees in 2019 year to date,” said Peter D. Holt, President and Chief Executive Officer of The Joint Corp. “Following our clustered location strategy, these additions are in the successful San Diego market, which has 14 clinics, and the thriving Georgia/South Carolina region where 21 clinics are in operation. We look forward to continued expansion of our corporate clinic portfolio to increase our overall long-term economics by further leveraging existing infrastructure and brand marketing.”

About The Joint Corp. (NASDAQ: JYNT):
Based in Scottsdale, Arizona, The Joint is an emerging growth company that is reinventing chiropractic care by making quality care convenient and affordable for patients seeking pain relief and ongoing wellness. Its no-appointment policy and convenient hours and locations make care more accessible, and affordable membership plans and packages eliminate the need for insurance. With over 450 clinics nationwide and over 6 million patient visits annually, The Joint is a key leader in the chiropractic profession. For more information, visit http://www.thejoint.com or follow the brand on Twitter, Facebook, YouTube and LinkedIn.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Contact Information
Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com